                                                                  Exhibit (d)(5)

                            CONFIDENTIALITY AGREEMENT

      This CONFIDENTIALITY AGREEMENT, dated as of March 26, 2002 (this "Agreement"), is by and between Dave & Buster's, Inc., a Missouri corporation (the "Company"), and Investcorp International Inc.("Recipient").

      The Company proposes to engage in discussions with Recipient regarding one or more alternatives to enhance the Company's stockholder value (a "Transaction"), and in connection therewith, the parties hereto acknowledge that Recipient will be given certain Proprietary Information (as defined herein). As a material inducement to the Company's disclosure of such information, Recipient, intending to be legally bound, hereby covenants and agrees with the Company as follows:

      1. The term "Proprietary Information" as used herein means any information regarding the Company and its subsidiaries obtained by Recipient from or through the Company, but does not include information which (i) becomes generally available to the public other than as a result of a disclosure by Recipient or its representatives; (ii) was within Recipient's possession prior to its being furnished to Recipient by or on behalf of the Company pursuant hereto, provided that the source of such information was not known to Recipient to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; (iii) became available to Recipient on a non-confidential basis from a source other than the Company, provided such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; or (iv) was independently developed by Recipient without reference to the proprietary information, provided such independent development can reasonably be proven by Recipient by written records.

      2. Recipient acknowledges and agrees that the Proprietary Information is entrusted to Recipient after being informed of its confidential and secret status by the Company, has been developed by the Company for and on behalf of the Company through substantial expenditures of time, effort and money and is used in its business, and is of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Proprietary Information. Further, Recipient acknowledges that the disclosure of the Proprietary Information could cause substantial injury and loss of profits and goodwill to the Company.

      3. Recipient shall not in any way disclose any of the Proprietary Information, directly or indirectly, and make no use of the Proprietary Information except as required for an evaluation of a potential transaction with the Company; provided, however, Recipient may disclose the Proprietary Information to its attorneys, advisors, lenders and representatives (collectively, the "Representatives") who need to know such information for the purposes of consummating a Transaction with the Company (it being understood that (a) each such Representative shall be informed by the Recipient of the confidential nature of the Proprietary Information, shall receive a copy of this Agreement and shall be directed by Recipient to not use or disclose the Proprietary Information and (b) in any event, the Recipient shall be responsible for any breach of this Agreement by the Representatives who have access). All files, records, documents, information, data and similar items relating to the Proprietary Information, whether prepared by Recipient or otherwise coming into Recipient's possession, shall remain the exclusive property of the Company and shall be promptly delivered to the Company or destroyed (with such destruction to be certified to the Company) upon termination of Recipient's discussions with the Company regarding a Transaction.

      4. If Recipient is requested in any legal proceeding to disclose any Proprietary Information, it will give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Recipient is nonetheless compelled to disclose Proprietary Information, by a court or governmental body having the apparent authority to order such disclosure, it may disclose the Proprietary Information without liability hereunder; provided however, that Recipient gives the Company written notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and, at the Company's request, Recipient uses commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to the Proprietary Information.

      5. Recipient shall also keep secret and confidential, and will not disclose to any third party, the existence or terms of this Agreement, the existence or terms of any negotiations or discussions with the Company, and the fact that Recipient is considering, discussing or has any contact with the Company with respect to a Transaction. Recipient will disclose such information only to those of its employees who have a need to know the same for purposes of conducting negotiations, and shall instruct such employees of the obligations of confidentiality and non-disclosure hereunder. Recipient shall not directly or indirectly make any public announcements relating in any way to the Transaction or its discussions or negotiations relating thereto, without the prior written consent of the Company, which consent shall not be unreasonably withheld following execution of a definitive agreement with respect to a Transaction. In the event that any publicity occurs prior to an authorized public announcement, any response by Recipient will be pursuant to prior mutual agreement with the Company.

      6. Recipient is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the federal securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

      7. Recipient agrees that, for a period of six months from the date of this Agreement, neither it nor any of its affiliates will, without the prior written consent of the Company: (i) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any of the outstanding voting securities, or direct or indirect rights to acquire such voting securities, of the Company; (ii) make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities

Exchange Act of 1934, as amended) in connection with any of the foregoing; or
(v) request the Company to amend or waive any provision of this paragraph. Recipient will promptly advise the Company or any inquiry or proposal made to it with respect to any of the foregoing.

      8. Recipient recognizes and acknowledges that the ascertainment of damages in the event of its breach of any provision of this Agreement would be difficult, and Recipient agrees that the Company, in addition to all other remedies it may have, shall have the right to injunctive relief if there is such a breach.

      9. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

      10. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

      11. Recipients obligations hereunder shall expire one year from the date hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                 DAVE & BUSTER'S, INC.


                                 By:  /s/ David O. Corriveau
                                        ---------------------------------
                                      David O. Corriveau, President


                                 INVESTCORP INTERNATIONAL INC.


                                 By:    /s/ Simon Moore
                                        ---------------------------------
                                 Name:    Simon Moore
                                        ---------------------------------
                                 Title:      Principal
                                        ---------------------------------